EXHIBIT B

                 CITIGROUP ALTERNATIVE INVESTMENTS MULTI-ADVISER
                            HEDGE FUND PORTFOLIOS LLC
                        731 Lexington Avenue, 25th Floor
                            New York, New York 10022

                   OFFER TO PURCHASE UP TO 20% OF OUTSTANDING
            MULTI-STRATEGY SERIES M SHARES AT SERIES NET ASSET VALUE
                              DATED MARCH 28, 2006

                   OFFER TO PURCHASE UP TO 20% OF OUTSTANDING
            MULTI-STRATEGY SERIES G SHARES AT SERIES NET ASSET VALUE
                              DATED MARCH 28, 2006

       THE OFFER AND WITHDRAWAL RIGHTS WITH RESPECT TO EITHER SERIES WILL
      EXPIRE AT 12:00 MIDNIGHT, NEW YORK TIME, ON TUESDAY, APRIL 25, 2006,
                         UNLESS SUCH OFFER IS EXTENDED


To the Members of
Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC:

         Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC, a closed-end, non-diversified, management investment company organized as a Delaware limited liability company (the "Company"), offers its shares of limited liability company interests ("Shares") in two, separate series designated as "Multi-Strategy Series M" and "Multi-Strategy Series G" (each a "Series" and together, the "Series"). The Company is offering to purchase for cash, securities or cash and securities on the terms and conditions set out in this Offer to Purchase and the related Notice of Intent to Tender (which together constitute the "Offer") up to 20% of its outstanding Multi-Strategy Series M Shares and up to 20% of its outstanding Multi-Strategy Series G Shares, in each case from the Members of the Company holding such Shares, at their unaudited Series net asset value per Share as of June 30, 2006. The Offer, as to either Series, will remain open until 12:00 midnight, New York time, on April 25, 2006 unless the Offer is extended as to a Series. (As used in this Offer, the term "Shares," representing, as the context may require, Shares of either or both Series of the Company, refers to the limited liability company interests in the Company representing beneficial interests in the Company and the relevant Series. The Company previously issued "Units." Those Units have been redenominated, solely as a matter of nomenclature, as the "Shares" referred to herein.)

         If the Company elects to extend the tender period as to a Series, for the purpose of determining the purchase price for tendered Shares of the relevant Series, the Series net asset value will be determined as of the close of business on the last business day of the second month after the month in which the Offer as to that Series actually expires (within 10 business days of such date). This Offer is being made to all Members and is not conditioned on any minimum amount of Shares being tendered, but is subject to certain conditions described below. Shares are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Company's Limited Liability Company Agreement as currently in effect (the "LLC Agreement").

         Members should realize that the value of the Shares tendered in this Offer likely will change between February 28, 2006 (the last date for which Series net asset values were calculated) and June 30, 2006, the date for which the value of the Shares tendered to the Company will be determined for purposes of calculating the purchase price of such Shares. Members tendering all of their Shares of a Series should also note that they will remain Members of the Company, with respect to the Shares tendered and accepted for purchase by the Company, through June 30, 2006, the valuation date of the Offer as of which the Series net asset value of their Shares is calculated. Any tendering Members that wish to obtain the estimated Series net asset value for their Shares should contact CAI Investing Services, the Company's agent designated for this purpose at (212) 783-1026 or 731 Lexington Avenue, 27th Floor, New York, NY 10022,
Attention: Jimish Mody, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m., New York time. IMPORTANT NOTE: Any estimated Series net asset value provided by CAI Investing Services will be based on information supplied by third parties and is provided to Members for convenience only and not pursuant to any obligation on the part of the Company. Neither the Company nor CAI Investing Services can give any assurances as to the accuracy of such information; nor can either give any assurance that the next regularly computed, monthly Series net asset value will not differ (sometimes significantly) from such estimated Series net asset value. Moreover, estimated information cannot be read as superseding any regularly computed, monthly Series net asset value.

         Members desiring to tender all or some of their Shares in accordance with the terms of the Offer should complete and sign the attached Notice of Intent to Tender and send or deliver it to CAI Investing Services in the manner set out below. (Members desiring to tender Shares of both Multi-Strategy Series M and Multi-Strategy Series G must complete and return a separate Notice of Intent to Tender with respect to each Series.)

                                    IMPORTANT

         NEITHER THE COMPANY, ITS ADVISER NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY MEMBER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. MEMBERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES, AND, IF THEY CHOOSE TO DO SO, THE NUMBER OF SHARES TO TENDER.

         BECAUSE EACH MEMBER'S INVESTMENT DECISION IS A PERSONAL ONE, BASED ON ITS FINANCIAL CIRCUMSTANCES, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER A MEMBER SHOULD TENDER SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE NOTICE OF INTENT TO TENDER. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND

REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

         BECAUSE THIS OFFER IS LIMITED AS TO THE NUMBER OF SHARES OF EACH SERIES ELIGIBLE TO PARTICIPATE, NOT ALL SHARES TENDERED FOR PURCHASE BY MEMBERS MAY BE ACCEPTED FOR PURCHASE BY THE COMPANY. THIS MAY OCCUR, FOR EXAMPLE, WHEN ONE OR MORE LARGE INVESTORS (INCLUDING AFFILIATES OF THE ADVISER) SEEKS TO TENDER A SIGNIFICANT NUMBER OF SHARES OF A SERIES OR WHEN A LARGE NUMBER OF INVESTORS IN A SERIES TENDER SIMULTANEOUSLY.

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         Questions, requests for assistance and requests for additional copies of the Offer may be directed to CAI Investing Services.

                             CAI Investing Services
                              731 Lexington Avenue,
                                   27th Floor
                               New York, NY 10022

                                Attn: Jimish Mody

                              Phone: (212) 783-1026

                                Fax: (212) 783-1044
                                     (212) 783-1058

         You may also direct questions or requests for assistance to your financial consultant.

                                TABLE OF CONTENTS
                                -----------------



1.   Summary Term Sheet........................................................5
2.   Background and Purpose of the Offer.......................................7
3.   Offer to Purchase and Price...............................................8
4.   Amount of Tender..........................................................8
5.   Procedure for Tenders.....................................................9
6.   Withdrawal Rights.........................................................9
7.   Purchases and Payment....................................................10
8.   Certain Conditions of the Offer..........................................11
9.   Certain Information About the Company....................................12
10.  Certain Federal Income Tax Consequences..................................14
11.  Miscellaneous............................................................14

1.       SUMMARY TERM SHEET.
         ------------------

         This Summary Term Sheet highlights certain information concerning this Offer. To understand the Offer fully and for a more complete discussion of the terms and conditions of the Offer, please read carefully the entire Offer and the related Notice of Intent to Tender. Section references are to this Offer.

o The Company (referred to as "we" or the "Company" in this Summary of Terms) is offering to purchase up to 20% of its outstanding Multi-Strategy Series M Shares and up to 20% of its outstanding Multi-Strategy Series G Shares. We will purchase your Shares at their unaudited Series net asset value per Share (that is, the value of the Series' assets minus its liabilities, divided by the number of Shares of the Series outstanding) determined as of the Valuation Date (as defined below). This Offer, as to both Series, will remain open until 12:00 midnight, New York time, on April 25, 2006 unless the Offer is extended as to a Series. All determinations as to the receipt of notices from Members relating to the tender of Shares, including, without limitation, determinations whether to excuse or waive certain variations from relevant procedural requirements, will be in the sole discretion of the Company or its designated agents, and any such determination will be final. The Series net asset value will be calculated for this purpose as of June 30, 2006 or, if the Offer is extended as to a Series, as of the last business day of the second month following the month in which the Offer as to that Series, actually expires (the "Valuation Date").

o The Company reserves the right to adjust the Valuation Date as to a Series to correspond with any extension of the Offer as to that Series.

o You may tender your Shares (defined as a specific dollar value) up to an amount such that you maintain the minimum required Series account balance of $25,000 (or any lower amount equal to your initial Series subscription amount net of placement fees) after the purchase of Shares. If you tender Shares and we purchase those Shares, we will issue you a non-interest bearing, non-transferable promissory note (the "Note") entitling you to an amount equal to the unaudited Series net asset value of the Shares tendered determined as of June 30, 2006 (or if the Offer is extended as to the relevant Series, as of the Valuation Date for such Series) (valued in either case within 10 business days thereafter in accordance with the LLC Agreement). (Separate Notes will be issued as to each Series such that if you hold, and tender, Shares of both Series that are accepted for purchase by the Company, you should expect to be issued two such Notes.)

o The Note will be held for you in your account with your authorized placement agent designated for that purpose and will entitle you to a payment in cash and/or securities (valued according to the LLC Agreement) equal to the unaudited Series net asset value of your Shares accepted for purchase by the Company to be paid to you within 30 days after the relevant Valuation Date or, if the relevant Series has requested withdrawals of capital from any investment funds in order to fund the purchase of Shares, within 10 business days after the Series has received at least 90% of the aggregate amount withdrawn from such investment funds. If you wish to receive a copy of your Note, you may call CAI Investing Services at (212) 783-1026 to request that a copy be sent to you by mail.

o If you tender only a portion of your Shares, you will be required to maintain a Series account balance equal to at least $25,000 (or any lower amount equal to your initial Series subscription amount net of placement fees). In addition to those circumstances described in
         Section 8 in which the Company is not required to accept tendered Shares, we reserve the right to purchase less than the amount you tender if the purchase would cause your Series account to have less than the required minimum balance. See Section 4.

o If we accept all or a portion of the Shares you tender, we will pay you the proceeds from one or more of the following sources: cash on hand, withdrawals of capital from the investment funds in which the relevant Series is invested, the proceeds of the sale of portfolio securities held by the relevant Series, or borrowings (which we do not intend to do). See Section 7.

o Following this Summary Term Sheet is a formal notice of our Offer to purchase your Shares. If you desire to tender Shares for purchase, you must do so by 12:00 midnight, New York time, on April 25, 2006. Until that time, you have the right to change your mind and withdraw any tenders of your Shares. Shares withdrawn prior to April 25, 2006 may be re-tendered by following the tender procedures before the Offer expires (including any extension period). See Section 6.

o If you would like us to purchase all or some of your Shares, you should complete, sign and either (i) mail (via certified mail return receipt requested) or otherwise deliver the Notice of Intent to Tender, enclosed with our Offer, to CAI Investing Services at 731 Lexington Avenue, 27th Floor, New York, NY 10022, attention: Jimish Mody; or (ii) fax it to CAI Investing Services at (212) 783-1044 or (212) 783-1058, so that it is received before 12:00 midnight, New York time, on Tuesday, April 25, 2006. (If you hold, and desire to tender, Shares of both Multi-Strategy Series M and Multi-Strategy Series G, you must complete, sign and return a separate Notice of Intent to Tender with respect to each Series.) IF YOU CHOOSE TO FAX THE NOTICE OF INTENT TO TENDER, YOU SHOULD MAIL THE ORIGINAL NOTICE OF INTENT TO TENDER TO CAI INVESTING SERVICES PROMPTLY AFTER YOU FAX IT (ALTHOUGH THE ORIGINAL DOES NOT HAVE TO BE RECEIVED BEFORE 12:00 MIDNIGHT, NEW YORK TIME, ON TUESDAY, APRIL 25, 2006). See Section 5. The value of your Shares may change between February 28, 2006 (the last date for which Series net asset values were calculated) and June 30, 2006, the date for which the Series net asset value of your investment will be determined for purposes of calculating the purchase price for your Shares. See Section 3.

o As of February 28, 2006, the unaudited Series net asset value per Share was $1,141.97 for Multi-Strategy Series M and $1,216.50 for Multi-Strategy Series G. If you would like to obtain the estimated Series net asset value of your Shares, which we calculate from time to time based upon the information we receive from the managers of the investment funds in which a Series is invested, you may contact CAI Investing Services at 731 Lexington Avenue, 27th Floor, New York, NY 10022 or (212) 783-1026, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m., New York time. See
         Section 3.

2.       BACKGROUND AND PURPOSE OF THE OFFER.
         -----------------------------------

         The purpose of this Offer is to provide liquidity to the Members who hold Shares in either Series of the Company, as contemplated by and in accordance with the procedures set out in the Company's most recent Prospectus (the "Prospectus") and the LLC Agreement. The Prospectus and the LLC Agreement, which were provided to each Member in advance of subscribing for Shares, provide that the board of directors of the Company (the "Board of Directors") has the discretion to determine (on a Series-by-Series basis) whether the Company will purchase Shares from time to time from Members pursuant to written tenders. The Prospectus also states that the Company's investment adviser, Citigroup Alternative Investments LLC (the "Adviser"), expects to recommend to the Board of Directors (again, on a Series-by-Series basis) that the Company purchase Shares from Members quarterly each year on the last business day of March, June, September and December. The Company has offered to purchase Shares of both Series from the Members on a regular basis, commencing June 30, 2003.

         Because there is no secondary trading market for Shares and transfers of Shares are prohibited without prior approval of the Company, the Board of Directors has determined to cause the Company to make this Offer, after consideration of various matters, including but not limited to those set out in the Prospectus and the recommendation of the Adviser as to each Series. The Adviser expects to recommend to the Board of Directors that the Company offer to purchase Shares of each Series on a quarterly basis each year, but the Board of Directors may determine not to accept such recommendations from time to time.

         The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in a Series of Members who do not tender their Shares of that Series. Members who retain their Shares may be subject to increased risks due to the reduction in the Series' net assets resulting from payment for the Shares tendered. These risks include the potential for greater volatility due to decreased diversification. A reduction in the net assets of a Series (and thereby the Company as a whole) may result in Members who do not tender Shares bearing higher costs to the extent that certain expenses borne by the Company and each Series are relatively fixed and may not decrease if assets decline. These effects may be reduced or eliminated to the extent that additional subscriptions for Shares are made by new and existing Members from time to time. Payment for Shares purchased pursuant to this Offer may also require a Series to liquidate portfolio holdings earlier than the Adviser would otherwise have caused these holdings to be liquidated, potentially resulting in losses or increased investment-related expenses.

         Shares that are tendered to the Company in connection with the Offer will be retired, although the Company may issue additional Shares of either Series from time to time in accordance with the Prospectus. The Company currently expects that it will accept subscriptions for Shares as of the first business day of each calendar month, but is under no obligation to do so, and may do so more frequently as determined by Citigroup Alternative Investments LLC (acting pursuant to administrative authority delegated by the Board of Directors).

         The tender of Shares by a Member will not affect the record ownership of such Member for purposes of voting or entitlement to any distributions payable by the Company unless and until such Shares are actually purchased. Also realize that although the Offer expires on

April 25, 2006, you remain a Member of the Company with respect to the Shares you tendered that are accepted for purchase by the Company through June 30, 2006, the date for which the Series net asset value of your Shares is calculated.

3.       OFFER TO PURCHASE AND PRICE.
         ---------------------------

         The Offer is for up to 20% of the Company's outstanding Multi-Strategy Series M Shares and up to 20% of the Company's outstanding Multi-Strategy Series G Shares. The Company will, on the terms and subject to the conditions of the Offer, purchase Shares that are tendered by Members by 12:00 midnight, New York time, on Tuesday, April 25, 2006 (the "Initial Repurchase Deadline"), and not withdrawn (as provided in Section 6 below), or such later date as corresponds to any extension of the Offer as to the relevant Series. The later of the Initial Repurchase Deadline or the latest time and date to which the Offer is extended as to a Series is the Repurchase Deadline as to such Series. The Company reserves the right to extend, amend or cancel the Offer (as to either Series or both) as described in Sections 4 and 8 below. The purchase price of Shares tendered will be their unaudited Series net asset value per Share as of June 30, 2006 or, if the Offer is extended as to a Series, as of the last business day of the second month following the month in which the Offer expires as to such Series (such time and date, the "Valuation Date"), payable as set out in Section
7. As of the close of business on February 28, 2006, the unaudited net asset value of Multi-Strategy Series M was $65,578,632.83 (with an unaudited Series net asset value per Share of $1,141.97) and the unaudited net asset value of Multi-Strategy Series G was $185,989,540.33 (with an unaudited Series net asset value per Share of $1,216.50).

4.       AMOUNT OF TENDER.
         ----------------

         Subject to the limitations set out below, Members may tender their Shares (defined as a specific dollar value) up to an amount such that they maintain the minimum required Series account balance of $25,000 (or any lower amount equal to a Member's Initial Series subscription amount net of placement fees) after the purchase of Shares. If a Member tenders an amount that would cause the Member's Series account balance to fall below the required minimum, the Company reserves the right to reduce the amount to be purchased from such Member with respect to the Series so that the required minimum balance is maintained or to purchase all of the Member's Shares with respect to the Series. The Offer is being made to all Members of each Series of the Company and is not conditioned on any minimum amount of Shares being tendered.

         If the amount of Shares that are properly tendered pursuant to the Offer and not withdrawn pursuant to Section 6 below is less than or equal to 20% of its outstanding Multi-Strategy Series M Shares and less than or equal to 20% of its outstanding Multi-Strategy Series G Shares (or such greater amount as to either Series as the Company may elect to purchase pursuant to the Offer), the Company will, on the terms and subject to the conditions of the Offer, purchase all of the Shares of each Series so tendered unless the Company elects as to a Series to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 8 below. If more than 20% of its outstanding Multi-Strategy Series M Shares or more than 20% of its outstanding Multi-Strategy Series G Shares are duly tendered to the Company prior to the expiration of the Offer and not withdrawn pursuant to Section 6 below, the Company will in its sole discretion as to such Series either (a) accept the additional Shares permitted to be accepted pursuant to Rule 13e-4(f)(3) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (b) extend the Offer, if necessary, and increase the amount of Shares that the Company is offering to purchase to an amount it believes sufficient to accommodate the excess Shares tendered as well as any Shares tendered during the extended Offer; or (c) accept a portion of the Shares tendered prior to or on the Repurchase Deadline for payment on a pro rata basis based on the aggregate net asset value of tendered Shares. The Offer (as to either Series or both) may be extended, amended or canceled in various other circumstances described in Section 8 below.

5.       PROCEDURE FOR TENDERS.
         ---------------------

         Members wishing to tender Shares pursuant to the Offer should send or deliver by April 25, 2006, a completed and executed Notice of Intent to Tender to CAI Investing Services, to the attention of Tender Offer Administrator, at the address set out on the first page of the Notice of Intent to Tender, or fax a completed and executed Notice of Intent to Tender to CAI Investing Services, to the attention of Tender Offer Administrator, at the fax numbers set out on the first page of the Notice of Intent to Tender. The completed and executed Notice of Intent to Tender must be received by CAI Investing Services, either by mail or by fax, no later than 12:00 midnight, New York time, on April 25, 2006 (or if the Offer is extended as to either Series, no later than the Repurchase Deadline for such Series).

         The Company recommends that all documents be submitted to CAI Investing Services via certified mail, return receipt requested, or by facsimile transmission. A Member choosing to fax a Notice of Intent to Tender must also send or deliver the original completed and executed Notice of Intent to Tender promptly thereafter. Members wishing to confirm receipt of a Notice of Intent to Tender may contact CAI Investing Services at the address or telephone number set out on the first page of the Notice of Intent to Tender. The method of delivery of any documents is at the election and complete risk of the Member tendering Shares including, but not limited to, the failure of CAI Investing Services to receive any Notice of Intent to Tender or other document submitted by facsimile transmission. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Company, in its sole discretion, and such determination will be final and binding. The Company reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Share or any particular Member, and the Company's interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Company will determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. None of the Company, the Adviser or the Board of Directors will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give such notice.

6.       WITHDRAWAL RIGHTS.
         -----------------

         The Prospectus and the LLC Agreement provide that a tender of Shares may be withdrawn by a Member at any time before 12:00 midnight, New York time, Tuesday, April 25,

2006. To be effective, any notice of withdrawal must be timely received by CAI Investing Services at the address or fax numbers set out on the first page of the Notice of Intent to Tender. A form to use to give notice of withdrawal of a tender is available by calling CAI Investing Services at the telephone number indicated on the first page of the Notice of Intent to Tender. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, and such determination will be final and binding. A tender of Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Shares may be tendered again prior to the relevant Repurchase Deadline by following the procedures described in Section 5.

7.       PURCHASES AND PAYMENT.
         ---------------------

         For purposes of the Offer, the Company will be deemed to have accepted Shares that are tendered as, if and when it gives notice to the tendering Member of its election to purchase such Shares. As stated in Section 3 above, the purchase price of Shares tendered by any Member will be the Series net asset value per Share thereof as of June 30, 2006, if the Offer expires on the Initial Repurchase Deadline, and otherwise the Series net asset value per Share thereof as of the last business day of the second month following the month in which the Offer expires as to the relevant Series. The Company will not pay interest on the purchase price.

         For each Member who tenders Shares that are accepted for purchase, payment of the purchase price will consist of a Note, a non-interest-bearing, non-transferable promissory note entitling the Member to receive payment in an amount equal to the unaudited net asset value of such Shares, determined as of the Valuation Date (within 10 business days of such date), which is expected to be on June 30, 2006. (Separate Notes will be issued as to each Series.) Payment of this amount will be made within 30 days after the Valuation Date or, if the relevant Series has requested withdrawals of its capital from any investment funds in order to fund the purchase of Shares of that Series, no later than 10 business days after the Series has received at least 90% of the aggregate amount withdrawn from such investment funds.

         Although the Company has retained the option to pay all or a portion of the purchase price by distributing securities, the purchase price will be paid entirely in cash except in the unlikely event that Citigroup Alternative Investments LLC, acting as the Company's administrator, determines that the distribution of securities is necessary to avoid or mitigate any material adverse effect of the Offer on the Company, the relevant Series or on the Members not tendering their Shares.

         The Note pursuant to which a tendering Member will receive payment with respect to purchased Shares will be held for the tendering Member in the Member's account with his or her authorized placement agent designated for that purpose. Any subsequent cash payment on the Note will be made by wire transfer directly to the same account.

         The Company will make payment for Shares it purchases pursuant to the Offer from one or more of the following sources: (a) cash on hand; (b) withdrawal of capital from the investment funds in which the relevant Series is invested; (c) the proceeds of the sale of securities and portfolio assets held by the relevant Series; and/or (d) possibly borrowings. Upon its acceptance of tendered Shares for purchase, the Company (on a Series-by-Series basis) will segregate with its custodian and maintain daily on its books a segregated account consisting of cash, liquid securities or interests in the investment funds that a Series has requested be withdrawn (or any combination of them) equal to the value of the unpaid amount estimated to be paid under any Note described above. Neither the Company, the Board of Directors, nor the Adviser has determined at this time to borrow funds to purchase Shares tendered in connection with the Offer. However, depending on the dollar amount of Shares tendered and prevailing general economic and market conditions, the Company, in its sole discretion, may decide to fund any portion of the purchase price (as to either Series or both), subject to compliance with applicable law, through borrowings. If the Company funds any portion of the purchase price in that manner, it will deposit assets to serve as collateral for any amounts so borrowed in a special custody account with its custodian established for that purpose for the relevant Series. If the Company were to fail to repay any such amounts, the lender would be entitled to satisfy the Company's obligations with respect to the relevant Series from the collateral deposited in the special custody account for that Series. The Company expects that the repayment of any amounts so borrowed will be financed from additional funds contributed to the Company with respect to the relevant Series by existing and/or new Members of such Series, withdrawal of such Series' from the investment funds in which it has invested or from the proceeds of the sale of securities held by such Series.

8.       CERTAIN CONDITIONS OF THE OFFER.
         -------------------------------

         The Company reserves the right, at any time and from time to time, to extend the period of time during which the Offer as to a Series is pending by notifying Members of such extension. In the event that the Company so elects to extend the tender period, for the purpose of determining the purchase price for tendered Shares of the relevant Series, the net asset value per Share of such Series will be determined as of the close of business on the last business day of the second month following the month in which the Offer expires (within 10 business days of such date). During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer. The Company also reserves the right, at any time and from time to time up to and including acceptance of tenders pursuant to the Offer, to (as to either or both Series):
(a) cancel the Offer in the circumstances set out in the following paragraph and in the event of such cancellation not to purchase or pay for any Shares tendered pursuant to the Offer; (b) amend the Offer; and (c) postpone the acceptance of Shares. If the Company determines as to a Series to amend the Offer or to postpone the acceptance of Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer as to the Series is open as provided above and will promptly notify the Members of the Series.

         The Company (as to either or both Series) may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if:
(a) the relevant Series would not be able to liquidate portfolio securities in a manner that is orderly and consistent with its stated investment objectives and policies in order to purchase Shares tendered pursuant to the Offer; (b) there is, in the judgment of the Board of Directors, any (i) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Company or the relevant Series, (ii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State that is material to the Company or the relevant Series, (iii) limitation imposed by federal or state authorities on the extension of credit by lending institutions,
(iv) suspension of trading on any
organized exchange or over-the-counter market where the Company or the relevant Series has a material investment, (v) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States that is material to the Company or the relevant Series, (vi) material decrease in the net asset value of the relevant Series from the net asset value of such Series as of commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Company, the relevant Series or the Members if Shares tendered pursuant to the Offer were purchased; or (c) the Board of Directors determines that it is not in the best interest of the Company or the relevant Series to purchase Shares pursuant to the Offer.

9.       CERTAIN INFORMATION ABOUT THE COMPANY.
         -------------------------------------

         The Company is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end, non-diversified, management investment company offering its Shares in two separate Series designated as Multi-Strategy Series M and Multi-Strategy Series G. It was organized as a Delaware limited liability company on August 16, 2002. Subscriptions for Shares of both Series of the Company were first accepted for investment as of December 31, 2002. The principal office of the Company is located at 731 Lexington Avenue, 25th Floor, New York, New York 10022 and the telephone number is (212) 559-4999. Shares are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the LLC Agreement.

         Based on February 28, 2006 Series net asset values, the following persons own Shares equal in value to the following amounts (shown separately with respect to each Series):

--------------------------------------------------------------------------------------------------
                           Multi-Strategy Series M             Approximate Percentage of
        Person                      Shares                Multi-Strategy Series M's Net Capital
        ------                      ------                -------------------------------------
--------------------------------------------------------------------------------------------------
Adviser                               $0                                    0%
--------------------------------------------------------------------------------------------------
Charles Hurty                         $0                                    0%
--------------------------------------------------------------------------------------------------
Steven Krull                          $0                                    0%
--------------------------------------------------------------------------------------------------
Raymond Nolte                         $0                                    0%
--------------------------------------------------------------------------------------------------
Citigroup FOF LLC                $22,839,480                              34.83%
731 Lexington Avenue
25th Floor
New York, NY 10022
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
                           Multi-Strategy Series G             Approximate Percentage of
        Person                      Shares                Multi-Strategy Series G's Net Capital
        ------                      ------                -------------------------------------
--------------------------------------------------------------------------------------------------
Adviser                               $0                                    0%
--------------------------------------------------------------------------------------------------
Charles Hurty                         $0                                    0%
--------------------------------------------------------------------------------------------------
Steven Krull                          $0                                    0%
--------------------------------------------------------------------------------------------------
Raymond Nolte                         $0                                    0%

--------------------------------------------------------------------------------------------------
Citigroup FOF LLC                $24,330,060                              13.08%
731 Lexington Avenue
25th Floor
New York, NY 10022
--------------------------------------------------------------------------------------------------

         Citigroup FOF LLC is a wholly owned direct subsidiary of Citigroup, Inc., the indirect parent company of the Adviser, and is the vehicle by which affiliates of the Adviser provided sponsorship capital with respect to each Series of the Company. Citigroup FOF LLC is not required to maintain its investment in either Series and may participate in the Offer on the same terms as other Members.

         Other than those listed in the tables above, no person controlling the Company, or the Adviser nor any associate or majority-owned subsidiary of such person owns (directly or indirectly) Shares of either Series of the Company. Unless otherwise noted, addresses for each of the persons listed above are provided in Item 3.

         Other than the issuance of Shares by the Company in the ordinary course of business, there have been no transactions involving Shares that were effected during the past 60 days by the Company, the Adviser, any Director or any person controlling the Company, or the Adviser.

         Neither the Company, the Adviser nor the Board of Directors has any plans or proposals that relate to or would result in: (1) the acquisition by any person of additional Shares (other than the Company's intention to accept subscriptions for Shares on the first business day of each calendar month and from time to time as described in Section 7 above), or the disposition of Shares (other than through periodic purchase offers, including this Offer); (2) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or a Series (other than as described in the following paragraphs); (3) any material change in the present distribution policy or indebtedness or capitalization of the Company or a Series; (4) any change in the present Board of Directors or in the management of the Company including, but not limited to, any plans or proposals to change the number or the term of members of the Board of Directors, or to fill any existing vacancy on the Board of Directors or to change any material term of the employment contract of any executive officer (other than as described in the next paragraph); (5) a purchase, sale or transfer of a material amount of assets of the Company or a Series (other than (i) as may constitute one or more steps in that series of transactions intended as constituting the proposed reorganization of Multi-Strategy Series M followed by the proposed merger into Multi-Strategy Series G described in the following paragraphs, and (ii) as may be necessary or appropriate to fund all or a portion of the purchase price for Shares acquired pursuant to the Offer or in connection with the ordinary portfolio transactions of such Series); (6) any other material change in the Company's corporate structure or business, including any plans or proposals to make any changes in its investment policies, for which a vote would be required by Section 13 of the 1940 Act (other than the proposed reorganization of Multi-Strategy Series M followed by the proposed merger into Multi-Strategy Series G and the proposed changes related to the Series' return and/or volatility targets, all as described in the following paragraphs); or (7) any changes in the LLC Agreement or other governing instruments or other actions that could impede the acquisition of control of the Company.

         The Company is also pleased to advise that the Company's Board of Directors has approved calling a Special Shareholders' Meeting scheduled for May 2006, at which the Members of the Company will be asked to approve a reorganization of Multi-Strategy Series M followed by a merger with Multi-Strategy Series G, together with certain related matters, and to elect Directors. The Board of Directors believes the proposed reorganization and merger will benefit Multi-Strategy Series M Members because management has advised that Multi-Strategy Series M's high expenses relative to its present asset levels make its continued operation as a separate Series of the Company potentially impracticable. The proposed reorganization and merger therefore provides the opportunity for Multi-Strategy Series M Members to continue to obtain exposure, in a tax efficient manner, to a similar investment program offered by the same institution and management team. The Board of Directors also considered the fact that from the point of view of both Multi-Strategy Series M and Multi-Strategy Series G Members, the increased asset base that will result from the reorganization and merger should improve investment flexibility and may result in reduced per-share expense levels.

         At the Meeting, Members will be asked to vote on the following proposals: (a) for Members of Multi-Strategy Series M and Multi-Strategy Series G, to approve the reorganization of Multi-Strategy Series M followed by a merger with Multi-Strategy Series G, (b) for Members of Multi-Strategy Series G, to approve a change in the net annualized return target to which Multi-Strategy Series G is subject to a range of 8% to 12% over any three to five-year investment horizon, (c) for Members of Multi-Strategy Series M, to approve a change in the net annualized return target to which Multi-Strategy Series M is subject to a range of 8% to 12% over any three to five-year investment horizon, with a new annualized volatility target of less than 7.5% as measured by standard deviation, which changed targets will match the corresponding targets of Multi-Strategy Series G, (d) for Members of Multi-Strategy Series M and Multi-Strategy Series G to confirm that their particular Series' return and volatility targets are "non-fundamental" investments restrictions, and (d) for Members of Multi-Strategy Series M and Multi-Strategy Series G, to approve the election to the Board of Directors of each current member of the Board and a new Independent Director nominee, Mr. Joshua Weinreich. (Information regarding the investment objective, strategies, risks and expenses of Multi-Strategy Series G is available for review in the Company's current Prospectus dated August 1, 2005.)

         Should the Members approve the reorganization and merger proposal, all Multi-Strategy Series M Members ultimately will become Multi-Strategy Series G Members following the reorganization and merger and Multi-Strategy Series M will be liquidated. The reorganization and merger is expected to be completed in the last quarter of the calendar year and in any event no later than December 31, 2006.


10.      CERTAIN FEDERAL INCOME TAX CONSEQUENCES.
         ---------------------------------------

         The following discussion is a general summary of the federal income tax consequences of the purchase of Shares by the Company from Members pursuant to the Offer. Members should consult their own tax advisors for a complete description of the tax consequences to them of a purchase of their Shares by the Company pursuant to the Offer.

         In general, a Member from whom Shares (held as capital assets) are purchased by the Company may realize a capital gain or loss in an amount equal to the difference between the amount realized and the Member's adjusted tax basis in the Shares. Such gain or loss will be long-term or short-term, depending upon the Member's holding period for the Shares. Generally, a Member's gain or loss will be a long-term gain or loss if the Shares have been held for more than one year. A loss realized on a sale or exchange of Shares will be disallowed if such Shares are acquired (whether through the automatic reinvestment of dividends or otherwise) within a 61-day period beginning 30 days before and ending 30 days after the date on which the Shares are disposed of. In such case, the basis of the Shares acquired will be adjusted to reflect the disallowed loss.

         Under Treasury regulations, if a Member recognizes a loss with respect to Shares of $2 million or more for an individual Member or $10 million or more for a corporate Member, the Member will likely have to file with the Internal Revenue Service a disclosure statement on Form 8886. Members should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

11.      MISCELLANEOUS.
         -------------

         The Offer is not being made to, nor will tenders be accepted from, Members in any jurisdiction in which the Offer or its acceptance would not comply with the securities or other laws of such jurisdiction. The Company is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Company reserves the right to exclude Members from the Offer (as to either Series or both) in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Company believes such exclusion is permissible under applicable laws and regulations, provided the Company makes a good faith effort to comply with any state law deemed applicable to the Offer.

         Each Series has completed the tax transition originally described in the tender offer documents dated September 25, 2005 and the supplement to the Company's registration statement dated October 3, 2005. Accordingly, each Series is now generally subject to certain requirements as to annual distributions of income and gain. Pursuant to the Company's automatic dividend reinvestment program, any such distribution is automatically invested in additional Shares except to the extent that the relevant Member is no longer a Member on the payment date of such distributions (i.e., because all Shares held by that Member have been repurchased by the Company as of that date) in which case the Member shall receive such distributions in cash.

         The Company has filed an Issuer Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, which includes certain information relating to this Offer. A free copy of such statement may be obtained by contacting CAI Investing Services at the address and telephone number set out on the first page of the Notice of Intent to Tender or from the Securities and Exchange Commission's internet web site, http://www.sec.gov. A copy may be inspected and copied at, and for a fee may be obtained by mail from, the public reference office of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, DC 20549.

                                     ANNEX A

       Unaudited Financial Statements for semi-annual period April 1, 2005 through September 30, 2005.